Exhibit 99.1

TOWERS WATSON & CO.

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

INTRODUCTION

Section 1.1 Purpose. The purpose of the Towers Watson & Co. Employee Stock Purchase Plan (the “Plan”) is to provide employees of Towers Watson & Co. (the “Company”, known as Jupiter Saturn Holding Company until the Common Stock (as defined below) becomes publicly traded) and its Subsidiaries (as defined in Article II) with an opportunity to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) through accumulated payroll deductions. The Plan is a successor to, and a continuation of, the Watson Wyatt & Company Holdings 2001 Employee Stock Purchase Plan, as amended and restated on May 1, 2005 (the “Watson Wyatt ESPP”), with respect to the offering period in effect thereunder immediately prior to the Effective Time (as defined in Article II), and the first Offering Period hereunder shall be a continuation of such offering period.

Section 1.2 Rules of Interpretation. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 of the United States of America, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code. Notwithstanding the foregoing, the subplan established pursuant to Article XIV of the Plan shall not be considered part of the Plan for purposes of Section 423 of the Code.

ARTICLE II

DEFINITIONS

Section 2.1 “Board” means the Board of Directors of the Company.

Section 2.2 “Compensation” means (a) for salaried Employees, base pay, (b) for hourly Employees, straight-time pay, and (c) for all Employees, fiscal year-end bonuses. For the avoidance of doubt, Compensation does not include any other item of compensation, including, without limitation, overtime, bonuses other than fiscal year-end bonuses, equity awards, commissions, expense allowances, fringe benefits, moving expenses, and welfare benefits.

Section 2.3 “Committee” means the individuals described in Article XI.

Section 2.4 “Designated Subsidiary” means any Subsidiary which has been or shall be, from time to time, designated by the Board to be eligible to participate in the Plan; provided that the entities set forth in Appendix A attached hereto shall each be a Designated Subsidiary effective as of the beginning of the first Offering Period.

Section 2.5 “Employee” means any individual who (i) is customarily employed by the Company or a Designated Subsidiary on a full-time or part-time basis and (ii) is regularly scheduled to work more than 20 hours per week and more than five months in any calendar year, provided that clause (ii) shall not apply in any jurisdiction where it is unlawful to condition benefits upon minimum hours or period of employment. For purposes of this Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or another leave of absence approved by the Company or the Designated Subsidiary. Where the period of leave exceeds 90 days and the individual’s right to employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

Section 2.6 “Effective Time” has the meaning ascribed to such term in the Agreement and Plan of Merger by and among Watson Wyatt, Towers, Perrin, Forster & Crosby, Inc., Jupiter Saturn Holding Company, Jupiter Saturn Delaware, Inc. and Jupiter Saturn Pennsylvania, Inc., dated as of June 26, 2009, as may be amended from time to time.

Section 2.7 “Enrollment Date” means the first Offering Period Commencement Date on which the Employee shall have satisfied the eligibility requirements of Article III of this Plan.

Section 2.8 “Exercise Date” means the last business day of each Offering Period.

Section 2.9 “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(a) if the Common Stock is listed on a national securities exchange or quotation system, the closing sales price on such exchange or quotation system on such date or, in the absence of reported sales price on such date, the closing sales price on the immediately preceding date on which sales were reported,

(b) if the Common Stock is not listed on a national securities exchange or quotation system, the mean between the high bid and low offered prices as quoted by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) for such date, or

(c) if the Common Stock is neither listed on a national securities exchange or quotation system nor quoted by NASDAQ, the fair value as determined by such other method as the Committee determines in good faith to be reasonable.

Section 2.10 “Offering Period” means each month described in Section 4.2 during which an option granted under Section 6.1 of this Plan may be exercised.

Section 2.11 “Offering Period Commencement Date” means the first day of the applicable Offering Period.

Section 2.12 “Option Price” means the amounts described in Sections 6.2 and 14.2 of the Plan.

Section 2.13 “Participant” means an Employee who has satisfied the eligibility requirements of Article III of this Plan and has elected to participate in this Plan pursuant to Section 3.3.

Section 2.14 “Plan Administrator” means the person designated by the Committee pursuant to Section 11.1(b) hereof to take certain administrative actions under the Plan.

Section 2.15 “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

Section 2.16 “Watson Wyatt” means Watson Wyatt Worldwide, Inc.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Section 3.1 Eligibility.

(a) Subject to the provisions of Section 3.2, an Employee will be eligible to participate in this Plan on any Enrollment Date occurring on or after the date on which such Employee has commenced employment with the Company or a Designated Subsidiary. Any Employee who is a participant in the Watson Wyatt ESPP immediately prior to the Effective Time shall be a Participant in the Plan as of the Effective Time.

(b) Each Employee who becomes eligible to participate in this Plan shall be furnished with a summary of the Plan and written enrollment materials. All shares of Common Stock purchased under this Plan that are held in an individual brokerage account shall be subject to, and governed by, the terms and conditions of the applicable individual brokerage account agreement.

Section 3.2 Restrictions on Participation. Notwithstanding any provision of the Plan to the contrary, no Employee shall be eligible to participate in the Plan and receive an option to purchase shares of Common Stock hereunder:

(a) to the extent that, immediately after the grant, such Employee would own stock and/or hold outstanding options to purchase stock amounting to 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

(b) subject to Article XIV, to the extent that, immediately after the grant, the Employee would have an option that permits his or her rights to purchase Common Stock under this Plan (and all other “employee stock purchase plans” within the meaning of Section 423 of the Code maintained by the Company and its Subsidiaries) to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of the Company’s Common Stock (determined as of the applicable Exercise Date) for each calendar year in which such option is outstanding at any time.

Section 3.3 Commencement of Participation.

(a) An Employee may become a Participant by completing a written payroll deduction authorization form provided by the Committee and filing the completed form with the Plan Administrator prior to the applicable Enrollment Date and in such time and manner as the Committee shall prescribe; provided, however, that, with respect to the First Offering Period, the election under the Watson Wyatt ESPP of a Participant who was a participant in the Watson Wyatt ESPP immediately prior to the Effective Time shall carry over to the Plan.

(b) Payroll deductions for a Participant shall commence on the first day of the first full payroll period following the Participant’s Enrollment Date and shall end on the last day of the payroll period ending within the Offering Period to which the authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or as reduced by the Plan Administrator as described in Section 5.4.

ARTICLE IV

STOCK SUBJECT TO THE PLAN AND OFFERINGS

Section 4.1 Stock Subject to the Plan.

(a) Subject to the provisions of Section 12.4 of the Plan, the aggregate number of shares of Common Stock that may be issued or delivered pursuant to the Plan shall not exceed 6,750,000 shares (including shares of Watson Wyatt common stock previously issued under the Watson Wyatt ESPP) . These shares may be authorized but unissued shares of Common Stock, issued shares held in or acquired for the Company’s treasury or shares reacquired by the Company upon purchase in the open market. Any shares which have been made available for sale during a calendar year or at the end of an Offering Period but remain unissued or undelivered as of the end of such year or Offering Period shall remain available for issuance or delivery under this Plan.

(b) If, on any Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares available for purchase during the Offering Period, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as the Committee shall determine to be equitable and in accordance with the requirements of Section 423 of the Code.

Section 4.2 Offering Periods. Shares of Common Stock will be available for purchase at the end of each of the twelve Offering Periods to be held during each calendar year that the Plan is in effect. Except as provided in Section 12.4(b), the first Offering Period will begin on January 1st and end on January 31st, and will continue for 11 additional monthly periods until calendar-year end; provided, however, that the first Offering Period (the “First Offering Period”) under the Plan shall be a continuation of the offering period in effect under the Watson Wyatt ESPP immediately prior to the Effective Time, and the First Offering Period shall end as of the end of the Offering Period described in the first clause of this sentence in which the Effective Time occurs.

ARTICLE V

PAYROLL DEDUCTIONS

Section 5.1 Amount of Deduction. The payroll deduction authorization form described in Section 3.3 will permit a Participant to elect to have payroll deductions made in whole percentages of the Participant’s Compensation for each payroll period in an Offering Period; provided, however, that payroll deductions during the last offering period under the Watson Wyatt ESPP shall carry over to the First Offering Period. Unless modified by the Participant in accordance with procedures adopted by the Plan Administrator, a Participant’s payroll deduction authorization shall remain in effect for subsequent Offering Periods. A Participant may not modify or cancel his or her payroll deduction authorization during any Offering Period, but only with respect to subsequent Offering Periods in accordance with procedures adopted by the Plan Administrator.

Section 5.2 Participant’s Memorandum Account. All payroll deductions made for a Participant shall be credited to a memorandum account established for such Participant for purposes of recording, as a bookkeeping entry, the payroll deductions made by the Participant under this Plan. A Participant may not make any separate cash payment with respect to such memorandum account.

Section 5.3 Certain Adjustments to Payroll Deduction Authorizations.

(a) To the extent necessary to comply with (i) the limitations contained in the Plan on the number of shares available to any Participant and (ii) Section 423(b)(8) of the Code, a Participant’s payroll deductions may be reduced to zero percent (0%) by the Plan Administrator without the Participant’s consent, at any time during an Offering Period; provided, however, that if the Participant has elected to contribute on an after-tax basis to purchase non-discounted shares pursuant to Article XIV after the limitation in Section 423(b)(8) of the Code is reached, payroll deductions shall continue to be made for such Offering Period pursuant to such election, and non-discounted shares shall be purchased for such Offering Period pursuant to Article XIV with such after-tax deductions.

(b) In the event that Section 5.3(a)(ii) above applies, payroll deductions shall continue for subsequent Offering Periods for the Participant at the rate specified in the Participant’s payroll deduction authorization form then on file with the Plan Administrator. In such event, all such deductions will be on an after-tax basis for purchase of non-discounted shares pursuant to Article XIV until the end of the calendar year.

ARTICLE VI

GRANTING OF OPTION

Section 6.1 Maximum Number of Option Shares. At the Exercise Date, each Participant in the Plan shall be granted an option to purchase at the applicable Option Price up to the number of shares of Common Stock determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and credited to the Participant’s memorandum account as of such Exercise Date by the applicable Option Price; provided, however, that such option shall also be subject to the limitations contained in Section 3.2 of the Plan.

Section 6.2 Option Price. The Option Price for shares of Common Stock to be purchased with the first $23,750 in accumulated payroll deductions during any calendar year shall be 95% of the Fair Market Value of the Common Stock on the applicable Exercise Date; provided that in no event shall the Fair Market Value of total number of shares purchased by any Participant in any year exceed $25,000, as determined in accordance with the requirements of Section 423 of the Code.

ARTICLE VII

EXERCISE OF OPTION

Section 7.1 Automatic Exercise. Except as provided in Section 8.1 hereof, the option granted to the Participant pursuant to Section 6.1 of the Plan shall be exercised automatically on the applicable Exercise Date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions credited to the Participant’s memorandum account at such time will purchase at the applicable Option Price; provided, however, that in no event shall the accumulated payroll deductions credited to the Participant’s memorandum account as of the Exercise Date be used to purchase shares of Common Stock that exceed the maximum number of shares available for purchase after the application of Section 4.1(b). Any amounts remaining to the credit of such Participant in the memorandum account following an applicable Exercise Date as a result of the application of Section 4.1(b) shall be carried over to the next Offering Period, provided that amounts remaining to the Participant’s credit after the December Offering Period shall be promptly refunded to the Participant, without interest.

Section 7.2 Fractional Shares. Fractional shares of Common Stock will not be issued under the Plan. Any accumulated payroll deductions which would have been used to purchase fractional shares, unless refunded pursuant to Section 8.1, will be held for the purchase of Common Stock in the next immediately succeeding Offering Period, without interest.

Section 7.3 Exercise of Options. An option granted to a Participant under this Plan may be exercised only during the Participant’s lifetime and only by such Participant.

Section 7.4 Delivery of Stock. As promptly as practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company shall arrange for the delivery to each Participant, as appropriate, of the shares of Common Stock purchased in the Offering Period upon the exercise of such Participant’s option hereunder. At the Company’s election, this delivery may occur through a transfer agent or brokerage account established for this purpose, and the Company may require as a condition to participation in the Plan that each Participant establish an account with a brokerage firm selected by the Company.

Section 7.5 Stock Transfer Restrictions.

(a) Shares of Common Stock acquired pursuant to the Plan may not be disposed of by the Participant for at least 3 months following the Exercise Date.

(b) The Plan is intended to satisfy the requirements of Section 423 of the Code. A Participant will not obtain the benefits of this provision if such Participant disposes of shares of Common Stock acquired pursuant to the Plan within two (2) years after the date such Common Stock is purchased by the Participant on the applicable Exercise Date.

Section 7.6 Taxes. At the time an option granted under this Plan is exercised, in whole or in part, or at the time some or all of the shares of Common Stock issued under the Plan are disposed of, the Participant shall be required to make adequate provision for the satisfaction of all federal, state, or other tax withholding obligations which arise upon the exercise of the option or the disposition of the Common Stock, as applicable.

ARTICLE VIII

WITHDRAWAL

Section 8.1 Termination of Employment. Only upon the termination of a Participant’s employment for any reason, including retirement or death, the Participant shall be deemed to have withdrawn from the Plan and the payroll deductions that have accumulated for such Participant prior to such termination, if any, shall be promptly returned, without interest, to the Participant or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 12.1 hereof, and such Participant’s option shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for the Participant with respect to such Offering Period.

ARTICLE IX

INTEREST

Section 9.1 Payment of Interest. No interest will accrue or be paid or allowed on any money paid into the Plan, credited to the memorandum account, or distributed to a Participant.

ARTICLE X

STOCK

Section 10.1 Participant’s Interest in Option Stock. No Participant will have any interest in shares of Common Stock covered by any option held by the Participant until the Common Stock has been delivered as provided in Section 7.4 above.

Section 10.2 Registration of Stock. Shares of Common Stock purchased by a Participant under the Plan will be registered in the name of the Participant, or, if the Participant so directs by written notice to the Plan Administrator prior to the applicable Exercise Date, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law, provided that such designation is not treated as a disposition under the Code.

Section 10.3 Restrictions on Exercise. The Committee may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of such option shall have been duly listed, upon official notice of issuance, upon a stock exchange or market, and that either:

(a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to said shares shall be effective; or

(b) the Participant shall have represented at the time of exercise, in form and substance satisfactory to the Company, that he or she is an “accredited investor” as defined in applicable rules under the Securities Act and that it is his or her intention to purchase the shares for investment and not for resale or distribution.

ARTICLE XI

ADMINISTRATION

Section 11.1 Administration.

(a) The Plan shall be administered by a Committee appointed by the Board of Directors of the Company (the “Committee”).

(b) Any vacancy on the Committee, whether due to action of the Board of Directors or due to any other cause, may be filled, and shall be filled if required to maintain a Committee of at least two such persons, by resolution adopted by the Board of Directors.

(c) Subject to the provisions of the Plan and the specific duties delegated by the Board to the Committee, the Committee may delegate, to the any executive or other delegate of the Company (any such person, a “Plan Administrator”), the following authority:

(i) to determine the Fair Market Value of Common Stock in accordance with Section 2.9 and the Option Price in accordance with Sections 6.2 and 14.2 of the Plan;

(ii) to determine whether and to what extent options are granted;

(iii) to approve forms of agreement for use under the Plan;

(iv) to construe and interpret the terms of the Plan;

(v) to prescribe, amend and rescind rules and regulations relating to the Plan; and

(vi) to make all other determinations deemed necessary or advisable for administering the Plan.

Section 11.2 Procedures. The Committee shall select one of its members as Chairman and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of its meetings and the administration of the Plan. A majority of the whole Committee shall constitute a quorum, and the acts of a majority of the members of the Committee present at a meeting at which a quorum is present, or acts approved in writing by all of the members of the Committee, shall be the acts of the Committee.

Section 11.3 Interpretation. The Committee shall have full power and authority to interpret the provisions of the Plan and any agreement evidencing options granted under the Plan, to administer the Plan in all jurisdictions in which the Plan is effective or where there are Participants who are participating in the Plan, to determine how and as of what date any currencies other than United States dollars will be converted into United States Dollars, and to determine any and all questions arising under the Plan. The Committee’s decisions shall be final and binding on all Participants in or other persons claiming under the Plan.

Section 11.4 Indemnity. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Company shall indemnify each member of the Board of Directors and the Committee to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under this Plan.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Designation of Beneficiary. Subject to applicable local law requirements, a Participant may file a written designation of a beneficiary who is to receive the shares and cash, if any, credited to the Participant’s memorandum account under the Plan in the event of the Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to the delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash that has been credited to the Participant’s memorandum account under the Plan in the event of the Participant’s death prior to the exercise of the option; provided, however, in no event shall such beneficiary be entitled to authorize the exercise of such option. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver any shares or cash credited to the Participant’s memorandum account to the executor or administrator of the estate of the Participant.

Section 12.2 Non-Transferability. Neither payroll deductions credited to any Participant’s memorandum account nor any option or rights with regard to the exercise of an option or the right to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant, other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect.

Section 12.3 Use of Funds. All payroll deductions received or held by the Company or Designated Subsidiary, under the Plan may be used by the Company or the Designated Subsidiary for any corporate purpose. The Company or Designated Subsidiary shall not be obligated to segregate such payroll deductions. At all times prior to an Exercise Date, Participants’ rights hereunder shall be equivalent to those of a general unsecured creditor.

Section 12.4 Changes in Capitalization.

(a) If, during any Offering Period, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through any reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase on the Exercise Date and in the Option Price or Prices applicable and in the number and/or kind of shares which may be offered at the end of the Offering Periods described in Section 4.2. No such adjustments shall be made for dividends payable in cash.

(b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or survives only as a wholly owned subsidiary, or upon a sale of substantially all of the property or capital stock of the Company to another corporation, the Committee shall provide either (i) that notwithstanding anything to the contrary in Section 4.2, the Offering Period that last commenced prior to the effective date of such transaction will end, and the Exercise Date for such Offering Period will occur, either on the last business day or such earlier date as determined in the sole discretion of the Committee before the effective date of such transaction, or (ii) that each Participant under the Plan will thereafter be entitled to receive at the next Exercise Date, upon the exercise of an option, for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.4(b) shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which each such holder of any such option might hereafter be entitled to receive.

Section 12.5 Governmental Regulation. The Company’s obligation to sell and deliver shares of the Company’s Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock. In this regard, the Committee may, in its discretion, require as a condition to the exercise of any option that a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock reserved for issuance upon exercise of the option shall be effective.

Section 12.6 Amendment and Termination. The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the shareholders of the Company, increase the aggregate number of shares of Common Stock that may be issued under the Plan (except pursuant to Section 12.4 above), and, provided, further, however, that no termination, modification, or amendment of the Plan may, without the consent of a Participant then holding an option under the Plan to purchase shares of Common Stock, adversely affect the rights of such Participant under such option.

Section 12.7 Effective Time. The Plan shall become effective as of the Effective Time, subject to approval by the holders of a majority of the shares of Common Stock prior to the Effective Time.

Section 12.8 Right to Terminate Employment. Nothing in the Plan or in the agreement evidencing any Award granted under the Plan shall confer upon any Participant the right to continue as an employee or a director of the Company or affect the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, subject, however, to the provisions of any agreement of employment between the Participant and the Company, its parent, if any, or any of its Subsidiaries.

Section 12.9 Transfer, Leave of Absence. For purposes of this Plan, neither a transfer of an Employee from the Company to a Subsidiary or other affiliate of the Company, or vice versa, or from one Subsidiary or affiliate of the Company to another, shall be deemed a termination of employment (provided, however, that a transfer shall affect the Participant’s eligibility to participate in future Offering Periods if such Participant is no longer an Employee for purposes of the Plan).

Section 12.10 Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant in the Plan, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

Section 12.11 Governing Law. To the extent not preempted by applicable U.S. Federal law, this Plan will be construed in accordance with and governed by the laws of the State of Delaware as to all matters, including, but not limited to, matters of validity, construction, and performance.

ARTICLE XIII

SPECIAL PROVISIONS APPLICABLE TO AWARDS IN CERTAIN COUNTRIES

Section 13.1 Not a Public Offer. An offering to employees in Argentina or to employees in other countries is not a public offering for Argentina law or for other respective country law.

Section 13.2 Alternatives to Article V Payroll Deductions. For Argentina, Thailand and other jurisdictions which do not permit Payroll Deductions as provided in Article V, the Plan Administrator shall provide for authorized direct transfers from the Employees’ bank accounts into the Company’s bank accounts or such other payment alternative that would satisfy local law and shall otherwise take appropriate steps to conduct the Plan in accordance with the local laws of any applicable foreign jurisdiction.

Section 13.3 Reduced Purchases Due to Currency Restrictions. In countries with currency restrictions that may limit Participants’ purchases, the Automatic Exercise provision of Section 7.1 shall apply only to the lesser of (a) the accumulated payroll deductions credited to the Participant’s memorandum account as of the exercise date or (b) the maximum amount which can be transferred to purchase Common Stock pursuant to applicable currency restrictions at the Exercise Date. Any balance then held to purchase Common Stock shall be applied to purchase Common Stock upon receipt of appropriate documentation, as determined by the Company, from the applicable institution applying currency restrictions applicable to the Participant.

ARTICLE XIV

PURCHASES IN EXCESS OF THE $25,000 ANNUAL LIMIT

Section 14.1 Subplan. This Article XIV shall apply to all purchases of Common Stock during a calendar year in excess of the limit in Section 423(b)(8) of the Code. This Article XIV shall not be considered part of the Plan for purposes of Section 423 of the Code.

Section 14.2 Special Rules. All of the provisions of the Plan shall apply to purchases of Common Stock pursuant to this Article XIV, except that the Option Price shall be the Fair Market Value of the Common Stock on the applicable Exercise Date.

Appendix A

Designated Subsidiaries

Subsidiary Name	Jurisdiction of Incorporation/Organization
Watson Wyatt Worldwide, Inc.	Delaware
Watson Wyatt Argentina S.A.	Argentina
Watson Wyatt Australia Pty Ltd	Australia
Watson Wyatt Brasil Ltda	Brazil
Watson Wyatt Canada ULC	Canada
Watson Wyatt Chile S.A.	Chile
Watson Wyatt Consultores Colombia S.A.	Colombia
Watson Wyatt & Company	Delaware
Wyatt Data Services, Inc.	Delaware
Watson Wyatt Investment Consulting, Inc.	Delaware
Watson Wyatt Insurance and Financial Services, Inc.	Delaware
Watson Wyatt Insurance Consulting Ltd	Hong Kong
Watson Wyatt Hong Kong Limited	Hong Kong
Watson Wyatt Insurance Consulting Private Ltd	India
Watson Wyatt India Private Limited	India
Watson Wyatt Insurance Consulting KK	Japan
Watson Wyatt KK	Japan
Watson Wyatt (Malaysia) Sdn Bhd	Malaysia
Watson Wyatt Mexico, S.A. de C.V.	Mexico
Watson Wyatt Philippines, Inc.	Philippines
Watson Wyatt (Thailand) Limited	Thailand
Watson Wyatt Singapore Pte Ltd	Singapore
Watson Wyatt Canada ULC Korea Branch	South Korea
Watson Wyatt & Company Taiwan Branch	Taiwan